Exhibit 99.1

August 11, 2015

Diligent Corporation Announces Second Quarter 2015 Financial Results

Total revenue of $US 24.1 million, up 18.5% year-over-year

23.4% revenue growth in Constant Currency

Adjusted EBITDA of $US 6.1 million & Adjusted Net Income per diluted share of $US 0.02

Company increases 2015 annual revenue guidance

August 11, 2015 — Diligent Corporation (“Diligent” or the “Company”) (NZX: DIL), the Software-as-a-Service (SaaS) based platform for the secure electronic production, distribution and collaboration of confidential information to boards, committees and leadership teams, today announced financial results for the second quarter and six months ended June 30, 2015.

Brian Stafford, President and Chief Executive Officer of Diligent, said, “We are building solid momentum in the core business; we had a strong second quarter, highlighted by revenue growth which exceeded the top end of our guidance. We had our best quarter in new sales in two years both overall and in the Americas, driven by continued strong demand for Diligent Boards and improved execution on our growth initiatives. Based on our results for the first six months of 2015, and our new business pipeline, we are raising our full year 2015 revenue growth outlook. We are also pleased about our progress on Diligent Teams, which is ready to go into a Beta phase, and we are excited to announce a new D&O product module that we will begin selling in Q3.  Looking forward, we are making good progress, but we still have a lot of opportunities to increase our level of execution and I am confident that we will continue to build momentum and further capitalize on our leading market position.”

Second Quarter 2015 Financial Highlights

•                  Revenue: For the quarter ended June 30, 2015, total revenue was $US 24.1 million, an increase of 18.5% compared with $US 20.3 million in the prior year. Diligent’s reported revenue in the quarter was negatively impacted by $US 1.0 million due to the strength of the U.S. dollar as compared to most non-U.S. currencies in which we operate, consequently Diligent generated 23.4% constant currency revenue growth compared to Q2 2014.

•                  Gross Profit: Gross profit for the second quarter was $US 19.2 million, an increase of 20% compared with $US 15.9 million in the prior year. Gross margin was 79.5% compared with 78.4% in the second quarter of 2014.

•                  Adjusted EBITDA: For the quarter ended June 30, 2015, Adjusted EBITDA was $US 6.1 million, an increase of 3% compared with $US 5.9 million in the prior year. Adjusted EBITDA margin was 25.3% compared with 29.1% in the prior year.

•                  Net Income: For the quarter ended June 30, 2015, net income was $US 1.8 million compared with $US 2.5 million in the prior year. Diluted earnings per share were $US 0.01, compared with $US 0.02 in the prior year.

Adjusted Net Income for the second quarter of 2015 was $US 3.0 million compared with $US 3.5 million in the prior year. Adjusted Net Income per diluted share was $US 0.02, compared with $US 0.03 in the prior year.

•                  Balance Sheet: As of June 30, 2015, Diligent had $US 64.3 million in cash and cash equivalents and no bank debt, a decrease of approximately $US 1.0 million as compared to the cash and cash equivalents on March 31, 2015.

Second Quarter Business Highlights

•                  Client Agreements and Diligent Boards Users: As of June 30, 2015, total client agreements were approximately 3,350 (net of cancellations). During the second quarter of 2015, the number of contracted Diligent Boards users increased to over 100,000 users.

•                  Revenue Retention Rate: In the second quarter, Diligent’s annual revenue retention rate, including upsells into the existing customer base, exceeded 100%(1). Diligent’s annual revenue retention rate, excluding upsells into the existing customer base, continued to exceed 95%(2).

•                  Product Enhancements: During the second quarter, Diligent productized a new Directors and Officers questionnaire module on the core Diligent Boards platform. The company plans to begin selling the D&O module in September of 2015.

Half-Year 2015 Financial Highlights

•                  Revenue: For the six months ended June 30, 2015, total revenue was $US 46.9 million, an increase of 19% compared with $US 39.5 million in the prior year. Diligent’s reported revenue for the six months was negatively impacted by $1.7 million due to the stronger U.S. dollar, while Diligent generated a 23.2% constant currency revenue growth rate compared to the first six months of 2014.

•                  Gross Profit: Gross profit for the six months ended June 30, 2015 was $US 37.6 million, an increase of 20% compared with $US 31.3 million in the prior year period. Gross margin was 80.1% compared with 79.3% in the prior year.

•                  Adjusted EBITDA: Adjusted EBITDA for the six months ended June 30, 2015 was $US 13.4 million, an increase of 9% compared with $US 12.3 million in the prior year period. Adjusted EBITDA margin was 28.6% compared with 31.2% in the prior year.

(1)  Calculated as of a period end by starting with the annual contract value (ACV) from customers as of 12 months prior to such period end (Prior Period ACV) and a subscription term of at least 12 months. We then calculate ACV from the same customers as of the current period end (Current Period ACV). Finally, we divide the aggregate Current Period ACV for the trailing 12-month period by the aggregate Prior Period ACV for the trailing 12-month period to arrive at our annual revenue retention rate.

(2)  Calculated as of a period end by starting with the annual contract value (ACV) from customers as of 12 months prior to such period end (Prior Period ACV) and a subscription term of at least 12 months. We then divide the aggregate Current Period ACV, excluding upsells for the trailing 12-month period by the aggregate Prior Period ACV for the trailing 12-month period to arrive at our annual revenue retention rate.

•                  Net Income: For the six months ended June 30, 2015, net income was $US 4.9 million compared with $US 4.4 million in the prior year. Diluted earnings per share was $US 0.04, compared with $US 0.04 in the prior year period.

Adjusted Net Income for the six months ended June 30, 2015 was $US 7.1 million, compared with $US 7.2 million in the prior year. Adjusted Net Income per diluted share was $US 0.06, compared with $US 0.06 in the prior year.

•                  Cash Flow: The Company used $US 0.5 million in cash from operations and invested $US 4.8 million in capital expenditures, including capitalized software development costs, for the six months ended June 30, 2015. For the six month ended June 30, 2014, cash provided by operating activities was $US 9.3 million and capital expenditures were $US 2.7 million.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Financial Outlook

As of August 11, 2015, Diligent is initiating revenue guidance for the third quarter 2015, increasing revenue guidance for the full year 2015, and reiterating adjusted EBITDA margin guidance for the full year 2015 as follows:

•                  Third Quarter 2015: The Company expects revenue to be between $US 25.3 million and $US 25.6 million, or an increase of 19% at the midpoint of the range.

•                  Full Year 2015: The Company is increasing its annual revenue guidance to between $US 98.5 million and $US 99.2 million, or an increase of 19% over full year 2014 at the midpoint of the range, compared with the prior outlook for revenue of between $US 97 million and $US 99 million. Diligent continues to expect adjusted EBITDA margin for full year 2015 to be between 24% and 26%.

Quarterly Conference Call

Diligent will host a conference call today at 9:30 a.m. NZT (5:30 p.m. US ET) to review the Company’s financial results for the second quarter ended June 30, 2015. To access this call participants should dial 0800 452 092 (New Zealand), 1-855-327-6837 (U.S.) or +1-778-327-3988 (international). A live webcast of the conference call will be accessible from the investor relations section of Diligent’s website at http://investor.diligent.com/News-and-Events/. A replay of this conference call can also be accessed through August 17, 2015 at 11:59 p.m. USET, by dialing 0800 452 092 (New Zealand), or 1-800-319-6413 (U.S.). The replay pass code is 78523.

About Diligent

Diligent is the leading provider of secure corporate governance and collaboration solutions for boards and senior executives. Over 3,300 clients in more than 60 countries and on all seven continents rely on Diligent to provide secure, intuitive access to their most time-sensitive and confidential information, ultimately helping them make better decisions. The Diligent Boards (formerly Diligent Boardbooks) solution speeds and simplifies how board materials are produced, delivered and collaborated on via any device, removing the security concerns of doing this by courier, email and file sharing. Diligent is a publicly listed company (NZX: DIL) with nearly $US 100 million in annual recurring revenue, based on previously reported revenue retention rates. Visit www.diligent.com to learn more.

Non-GAAP Financial Measures

This earnings release presents constant currency revenue growth, Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share information, which are provided to investors to supplement the results of operations reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We define these terms as follows:

•                  Constant Currency: We operate on a global basis, with a significant portion of our net revenues generated outside of the U.S. Accordingly, fluctuations in foreign currency exchange rates can affect our results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented excluding the impact of foreign currency exchange translations to provide a framework for assessing how our underlying businesses performed excluding the impact of foreign currency exchange translations (“constant currency”). Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We calculate constant currency information by translating current and prior-period operating results for entities reporting in currencies other than U.S. dollars into U.S. dollars using average foreign currency exchange rates for the prior year fiscal period. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information we present may not be comparable to similarly titled measures reported by other companies.

•                  Adjusted EBITDA: operating income before depreciation and amortization expense, stock based compensation expense, costs associated with the restatement of our historical financial statements, and other costs, such as the former CEO’s replacement awards and restatement bonuses.

•                  Adjusted Net Income: net income before costs relating to non cash stock based compensation, costs associated with the restatement of our historical financial statements, and other costs, such as the former CEO’s replacement awards and restatement bonuses, net of tax.

These supplemental measures of the Company’s performance are not required by, or presented in accordance with GAAP. The Company’s management uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to the corresponding GAAP measures, in evaluating the Company’s ongoing operational performance and trends and in comparing its financial measures with other companies in the same industry, many of which present similar non-GAAP financial measures to help investors understand the operational performance of their businesses. However, it is important to note that the particular items the Company excludes from, or includes in, its non-GAAP financial measures may differ from the items excluded from, or included in, similar non-GAAP financial measures used by other companies in the same industry. Non-GAAP financial measures should not be considered in isolation from, or a substitute for, financial information prepared in accordance with GAAP. For a quantitative reconciliation of Adjusted EBITDA and Adjusted Net Income to the most directly comparable GAAP financial performance measure see Schedule 4: Reconciliation of GAAP to Non-GAAP Operating Results in this earnings release.

Safe Harbor Statement

Statements made in this press release that state Diligent’s or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, including without limitation Diligent’s revenue outlook for the third quarter and full year 2015. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward looking-statements are only as of the date of this press release and Diligent undertakes no obligation to update or revise them. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Diligent’s actual results to differ materially from those projected in such forward-looking statements. For example, if we do not successfully develop or introduce new product offerings, or enhancements to our existing Diligent Boards offerings, or keep pace with technological changes that impact the use of our product offerings, or suffer security breaches or service interruptions, we may lose existing customers or fail to attract new customers and our financial performance and revenue growth may suffer. In addition, Diligent’s third quarter and full-year 2015 revenue outlook is not expressed in constant currencies, and actual results will continue to be impacted by currency exchange rate fluctuations. Factors which could cause our actual results to differ materially from those projected in forward-looking statements include, without limitation, economic, competitive, regulatory and technological factors affecting Diligent Corporation’s operations, markets, products, services and other factors set forth in the Company’s Risk Factors included in its Annual Report on Form 10-K filed with the SEC on March 16, 2015.

Investor inquiries:	Media inquiries:
William Maina NZ toll free: 0800 995 082 International: +1-646-277-1236 william.maina@icrinc.com	Geoff Senescall Ph: + 64 21 481 234 or ICR, Inc. for Diligent Laura Anderson, Ph: 1-203-682-8267 DiligentPR@icrinc.com

Effective January 1, 2015, the Company began allocating facility and related costs and certain costs associated with its Enterprise Resource Planning system to Cost of revenues, Selling and marketing, General and administrative, and Research and development. Previously such costs had been presented within General and administrative expenses. Such costs are allocated based on a department’s proportionate share of total employee headcount. The Company also changed the presentation of sales related incentive commissions paid to account management personnel from Cost of revenues to Selling and marketing. The Company determined that these changes would better reflect industry practice and would provide more meaningful information as well as increased transparency of its operations. To conform the 2014 presentation to the current quarter’s presentation, $US 0.6 million was reclassified from General and administrative, of which $US 0.1 million was included in Costs of revenues, $US 0.4 million was included in Selling and marketing, and $US 0.1 million was included in Research and Development for the three months ended June 30, 2014. To conform the 2014 presentation to the current half-year presentation, $US 1.1 million was reclassified from General and administrative, of which $US 0.1 million was included in Costs of revenues, $US 0.8 million was included in Selling and marketing, and $US 0.2 million was included in Research and Development for the six months ended June 30, 2014. Such reclassifications had no effect on previously reported operating income, net income or retained earnings.

Diligent Corporation

Schedule 1: Unaudited Condensed Consolidated Statements of Income

(in $US thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues	$24,103	$20,344	$46,930	$39,470
Cost of revenues (excluding depreciation and amortization)	4,936	4,399	9,332	8,179
Gross profit	19,167	15,945	37,598	31,291

Operating expenses:
Selling and marketing	5,501	3,099	9,283	6,256
General and administrative	6,061	6,418	11,981	12,708
Research and development	3,456	1,925	6,407	3,331
Depreciation and amortization	917	661	1,767	1,188
Investigation and restatement	—	137	—	916
Total operating expenses	15,935	12,240	29,438	24,399

Operating income	3,232	3,705	8,160	6,892

Other income (expense), net:
Interest expense, net	(1)	(14)	(5)	(29)
Other income	51	—	76	—
Foreign exchange transaction (loss) gain	(236)	33	(192)	101
Total other (expense) income, net	(186)	19	(121)	72

Income before provision for income taxes	3,046	3,724	8,039	6,964
Income tax expense	1,213	1,219	3,112	2,515
Net income	$1,833	$2,505	$4,927	$4,449

Accrued preferred stock dividends	(82)	(82)	(165)	(170)
Net income attributable to common stockholders	$1,751	$2,423	$4,762	$4,279

Earnings per share:
Basic	$0.01	$0.02	$0.04	$0.04
Diluted	$0.01	$0.02	$0.04	$0.04
Weighted average shares outstanding:
Basic	117,018	116,554	116,966	116,502
Diluted	122,453	120,671	122,338	120,421

(1)         Within general and administrative expenses Diligent has recognized expense of $US 2.1 million for the former CEO’s replacement awards and $US 0.7 million for restatement bonuses for the six months ended June 30, 2014. No similar costs were incurred in the six months ended June 30, 2015.

Diligent Corporation

Schedule 2: Unaudited Condensed Consolidated Balance Sheets

(in $US thousands, except share and per share amounts)

	June 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$64,260	$70,809
Accounts receivable, net	7,704	1,754
Deferred commissions	1,478	1,353
Prepaid expenses and other current assets	3,626	3,233
Deferred tax assets	4,062	2,768
Total current assets	81,130	79,917

Property and equipment, net	12,662	12,203
Intangible assets, net	2,659	260
Deferred tax assets	6,181	6,804
Security deposits	821	801
Other non-current assets	535	436
Total assets	$103,988	$100,421

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,134	$2,197
Accrued expenses and other liabilities	12,253	11,468
Income taxes payable	1,130	1,552
Deferred revenue	27,576	32,238
Obligations under capital leases	292	623
Total current liabilities	44,385	48,078

Non-current liabilities:
Deferred revenue, less current portion	12,486	12,138
Obligations under capital leases	—	34
Other non-current liabilities	2,978	3,899
Total non-current liabilities	15,464	16,071
Total liabilities	59,849	64,149
Commitments and contingencies	—	—
Redeemable preferred stock:
Series A convertible redeemable preferred stock, $.001 par value, 50,000,000 shares authorized 30,000,000 shares issued and outstanding (liquidation value $4,665)	3,000	3,000
Stockholders’ equity:
Common Stock, $.001 par value, 250,000,000 shares authorized, 87,105,699 and 86,895,778 shares issued and outstanding	87	87
Additional paid-in capital	35,924	32,631
Retained earnings	6,633	1,706
Accumulated other comprehensive loss	(1,505)	(1,152)
Total stockholders’ equity	41,139	33,272
Total liabilities, redeemable preferred stock and stockholders’ equity	$103,988	$100,421

Diligent Corporation

Schedule 3: Unaudited Condensed Consolidated Statements of Cash Flows

(In $US thousands)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net income	$4,927	$4,449
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred taxes	(799)	(2,149)
Depreciation and amortization	1,767	1,188
Share-based compensation	3,498	777
Other	(1)	—
Changes in operating assets and liabilities:
Accounts receivable	(6,018)	87
Deferred commissions	(134)	212
Prepaid expenses and other current assets	(389)	(451)
Other non-current assets	(99)	—
Accounts payable and accrued expenses	2,127	(1,073)
Income taxes receivable/payable	(385)	1,135
Deferred revenue	(4,018)	2,675
Other non-current liabilities	(951)	2,444
Net cash (used in) provided by operating activities	(475)	9,294
Cash flows from investing activities:
Proceeds from maturity of short-term investments	—	12,497
Restricted cash-security deposits	10	(147)
Purchases of property and equipment	(2,343)	(2,671)
Capitalized software development costs	(2,426)	—
Net cash (used in) provided by investing activities	(4,759)	9,679
Cash flows from financing activities:
Payment of preferred stock dividend	(335)	(359)
Payments of obligations under capital leases	(365)	(426)
Funding of withholding taxes for share-based compensation	(186)	—
Payments of obligations under software licensing agreements	—	(82)
Net cash used in financing activities	(886)	(867)
Effect of exchange rates on cash and cash equivalents	(429)	(28)
Net (decrease) increase in cash and cash equivalents	(6,549)	18,078
Cash and cash equivalents at beginning of period	70,809	43,583
Cash and cash equivalents at end of period	$64,260	$61,661

Diligent Corporation

Schedule 4: Reconciliation of GAAP to Non-GAAP Operating Results

(in $US thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating Income	$3,232	$3,705	$8,160	$6,892
(+) D&A	917	661	1,767	1,188
EBITDA	4,149	4,366	9,927	8,080
(+) Investigations & Restatement	0	137	0	916
(+) CEO Replacement Awards and Restatement Bonuses	0	1,580	0	2,756
(+) Stock Based Comp	1,942	(162)	3,498	577
Adj. EBITDA (1)	$6,091	$5,921	$13,425	$12,329
Adj. EBITDA Margin	25.3%	29.1%	28.6%	31.2%

(1)         Adjusted EBITDA is calculated as operating income plus depreciation and amortization expense, stock based compensation, costs associated with the restatement of our historical financial statements, and other costs, such as the former CEO’s replacement awards and restatement bonuses.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net Income	$1,833	$2,505	$4,927	$4,449
(+) Investigations & Restatement	0	137	0	916
(+) CEO Replacement Awards and Restatement Bonuses	0	1,580	0	2,756
(+) Stock Based Comp	1,942	(162)	3,498	577
(-) Income tax effect of adjustments	(773)	(513)	(1,354)	(1,530)
Adj. NET INCOME (1)	$3,002	$3,547	$7,071	$7,168

Weighted average shares outstanding Basic	117,018	116,554	116,966	116,502
Weighted average shares outstanding Diluted	122,453	120,671	122,338	120,451

Adj. Net Income per share Basic:	$0.03	$0.03	$0.06	$0.06
Adj. Net Income per share Diluted:	$0.02	$0.03	$0.06	$0.06

(1)         Adjusted net income is calculated as GAAP net income excluding the impacts of non cash stock based compensation, costs associated with the restatement of our historical financial statements, and other costs, such as the former CEO’s replacement awards and restatement bonuses, net of tax.